Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Aviall, Inc. of our report dated February 14, 2003, except as to the extinguishment of debt as described in Note 20 and the placement of senior notes as described in Note 21, both of which are as of June 30, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in Aviall, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

August 20, 2003